Exhibit 1.2

EXECUTION VERSION

ALTRIA GROUP, INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

September 13, 2016

ALTRIA GROUP, INC.

PHILIP MORRIS USA INC.

6601 West Broad Street

Richmond, Virginia 23230

Attention:	Daniel J. Bryant
Vice President and Treasurer

Dear Ladies and Gentlemen:

On behalf of the several Underwriters named in Schedule A hereto and for their respective accounts, we offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement relating to Debt Securities and Warrants to Purchase Debt Securities dated as of November 4, 2008 in connection with Altria Group, Inc.’s and Philip Morris USA Inc.’s registration statement on Form S-3 (No. 333-199694) and which is incorporated herein by reference (the “Underwriting Agreement”), the following securities (“Securities”) on the following terms:

Debt Securities

Title:

2.625% Notes due 2026 (the “2026 Notes”) and 3.875% Notes due 2046 (the “2046 Notes” and, together with the 2026 notes, the “Notes”).

Principal Amount:

In the case of the 2026 Notes, $500,000,000.

In the case of the 2046 Notes, $1,500,000,000.

Interest Rate:

In the case of the 2026 Notes, 2.625% per annum from September 16, 2016, payable semi-annually in arrears on March 16 and September 16, commencing March 16, 2017, to holders of record on the preceding March 2 or September 2, as the case may be.

In the case of the 2046 Notes, 3.875% per annum from September 16, 2016, payable semi-annually in arrears on March 16 and September 16, commencing March 16, 2017, to holders of record on the preceding March 2 or September 2, as the case may be.

Maturity:

In the case of the 2026 Notes, September 16, 2026.

In the case of the 2046 Notes, September 16, 2046.

Currency of Denomination:

United States Dollars ($).

Currency of Payment:

United States Dollars ($).

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, including its participants Clearstream or Euroclear, or their respective designated custodian, in denominations of $2,000 and $1,000 integral multiples thereof.

Change of Control:

Upon the occurrence of both (i) a change of control of the Company and (ii) the Notes ceasing to be rated investment grade by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings within a specified period, the Company will be required to make an offer to purchase the Notes of each series at a price equal to 101% of the aggregate principal amount of the Notes of such series, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth under the caption “Description of Notes—Repurchase Upon Change of Control Triggering Event” in the prospectus supplement.

Conversion Provisions:

None.

Optional Tax Redemption:

The Company may redeem all, but not part, of the Notes of each series upon the occurrence of specified tax events described under the caption “Description of Notes—Redemption for Tax Reasons” in the prospectus supplement.

Optional Redemption:

Prior to June 16, 2026 (the date that is three months prior to the scheduled maturity date for the 2026 Notes), the Company may, at its option, redeem the 2026 Notes, in whole at any time or in part from time to time, at a redemption price equal to the greater of 100% of the principal amount of the 2026 Notes to be redeemed or a “make-whole” amount, plus in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date, as described under the caption “Description of Notes—Optional Redemption” in the prospectus supplement.

On or after June 16, 2026 (the date that is three months prior to the scheduled maturity date for the 2026 Notes), the Company may, at its option, redeem the 2026 Notes, in whole at any time or in part from time to time at a redemption price equal to 100% of the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date, as described under the caption “Description of Notes—Optional Redemption” in the prospectus supplement.

Prior to March 16, 2046 (the date that is six months prior to the scheduled maturity date for the 2046 Notes), the Company may, at its option, redeem the 2046 Notes, in whole at any time or in part from time to time, at a redemption price equal to the greater of 100% of the principal amount of the 2046 Notes to be redeemed or a “make-whole” amount, plus in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date, as described under the caption “Description of Notes—Optional Redemption” in the prospectus supplement.

On or after March 16, 2046 (the date that is six months prior to the scheduled maturity date for the 2046 Notes), the Company may, at its option, redeem the 2046 Notes, in whole at any time or in part from time to time at a redemption price equal to 100% of the principal amount of the 2046 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date, as described under the caption “Description of Notes—Optional Redemption” in the prospectus supplement.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed. If money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed is deposited with the Trustee on or before the redemption date, on and after the redemption date interest will cease to accrue on the Notes (or such portions thereof) called for redemption and such Notes will cease to be outstanding.

Sinking Fund:

None.

Guarantor:

Philip Morris USA Inc.

In addition to the Events of Default set forth in the Indenture, dated as of November 4, 2008 (the “Indenture”) among the Company, the Guarantor and Deutsche Bank Trust

Company Americas, as and to the extent set forth under the caption “Description of Notes—Subsidiary Guarantee” in the prospectus supplement, each of the following will constitute an Event of Default (within the meaning of the Indenture) with respect to the Notes: (i) the Guarantor or a court takes certain actions relating to bankruptcy, insolvency or reorganization of the Guarantor and (ii) the Guarantor’s guarantee with respect to the Notes is determined to be unenforceable or invalid or for any reason ceases to be in full force and effect as permitted by the Indenture of the Guarantee Agreement, or the Guarantor repudiates its obligations under such guarantee.

Listing:

None.

Delayed Delivery Contracts:

None.

Payment of Additional Amounts:

In addition, the Company shall pay Additional Amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the prospectus supplement.

Purchase Price:

In the case of the 2026 Notes, 98.940% of the principal amount, plus accrued interest, if any, from September 16, 2016.

In the case of the 2046 Notes, 97.640% of the principal amount, plus accrued interest, if any, from September 16, 2016.

Expected Reoffering Price:

In the case of the 2026 Notes, 99.590% of the principal amount, plus accrued interest, if any, from September 16, 2016.

In the case of the 2046 Notes, 98.515% of the principal amount, plus accrued interest, if any, from September 16, 2016.

Names and Addresses of Representatives of the Several Underwriters:

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Mizuho Securities USA Inc.

320 Park Avenue

New York, New York 10022

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

The respective principal amounts of the Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

Except as set forth below, the provisions of the Underwriting Agreement are incorporated herein by reference and the following provisions are hereby added thereto and made a part thereof:

1. For purposes of the Underwriting Agreement, the “Applicable Time” is 6:20 P.M. New York City time, on the date of this Terms Agreement.

2. For purposes of Section 5(d)(xi) of the Underwriting Agreement, the descriptions of contracts and other documents referred to in such counsel’s opinion shall include, but not be limited to, the information appearing under the captions “The Company,” “Description of Debt Securities,” “Description of Guarantees of Debt Securities,” “Description of Notes,” and “Underwriting” in the prospectus supplement.

3. For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company and Philip Morris USA Inc. by the Underwriters for use in the prospectus supplement consists of the following information: the concession and reallowance figures appearing in the fourth paragraph under the caption “Underwriting” in the prospectus supplement and the information contained in the sixth, seventh, eighth, tenth and twelfth paragraphs under the caption “Underwriting” in the prospectus supplement.

The Closing will take place at 9:00 A.M., New York City time, on September 16, 2016, at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166.

The Securities will be made available for checking and packaging at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166 at least 24 hours prior to the Closing Date.

Please signify your acceptance by signing the enclosed response to us in the space provided and returning it to us.

Very truly yours, DEUTSCHE BANK SECURITIES INC.

By:	/s/ Timothy Azoia
	Name:	Timothy Azoia
	Title:	Director

By:	/s/ John Han
	Name:	John Han
	Title:	Director

GOLDMAN, SACHS & CO.

By:	/s/ Adam Greene
	Name:	Adam Greene
	Title:	Vice President

MIZUHO SECURITIES USA INC.

By:	/s/ Moshe Tomkiewicz
	Name:	Moshe Tomkiewicz
	Title:	Managing Director

MORGAN STANLEY & CO. LLC

By:	/s/ Yurij Slyz
	Name:	Yurij Slyz
	Title:	Executive Director

Acting as Representatives of the several Underwriters

Signature Page to Terms Agreement

Accepted: ALTRIA GROUP, INC.

By:	/s/ Daniel J. Bryant
	Name:	Daniel J. Bryant
	Title:	Vice President and Treasurer

PHILIP MORRIS USA INC.

By:	/s/ Clifford B. Fleet
	Name:	Clifford B. Fleet
	Title:	President and Chief Executive Officer

Signature Page to Terms Agreement

SCHEDULE A

DEBT SECURITIES

Underwriter	Principal Amount of 2.625% Notes due 2026	Principal Amount of 3.875% Notes due 2046
Deutsche Bank Securities Inc.	$87,500,000	$262,500,000
Goldman, Sachs & Co.	87,500,000	262,500,000
Mizuho Securities USA Inc.	57,500,000	172,500,000
Morgan Stanley & Co. LLC	57,500,000	172,500,000
Barclays Capital Inc.	23,750,000	71,250,000
Citigroup Global Markets Inc.	23,750,000	71,250,000
HSBC Securities (USA) Inc.	23,750,000	71,250,000
J.P. Morgan Securities LLC	23,750,000	71,250,000
Santander Investment Securities Inc.	23,750,000	71,250,000
Scotia Capital (USA) Inc.	23,750,000	71,250,000
U.S. Bancorp Investments, Inc.	23,750,000	71,250,000
Wells Fargo Securities, LLC	23,750,000	71,250,000
Credit Suisse Securities (USA) LLC	15,000,000	45,000,000
Loop Capital Markets LLC	2,500,000	7,500,000
The Williams Capital Group, L.P.	2,500,000	7,500,000

Total	$500,000,000	$1,500,000,000

SCHEDULE B

(a)	Issuer Free Writing Prospectuses not included in the Pricing Disclosure Package: None

(b)	Issuer Free Writing Prospectuses included in the Pricing Disclosure Package: Final Term Sheet, attached as Schedule C hereto

(c)	Additional Documents Incorporated by Reference: None

SCHEDULE C

Filed Pursuant to Rule 433

Registration No. 333-199694

FINAL TERM SHEET

Dated September 13, 2016

2.625% Notes due 2026

3.875% Notes due 2046

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Aggregate Principal Amount:	2026 Notes: $500,000,000 2046 Notes: $1,500,000,000

Maturity Date:	2026 Notes: September 16, 2026 2046 Notes: September 16, 2046

Coupon:	2026 Notes: 2.625% 2046 Notes: 3.875%

Interest Payment Dates:	2026 Notes: Semi-annually on each March 16 and September 16, commencing March 16, 2017 2046 Notes: Semi-annually on each March 16 and September 16, commencing March 16, 2017

Price to Public:	2026 Notes: 99.590% of principal amount 2046 Notes: 98.515% of principal amount

Benchmark Treasury:	2026 Notes: 1.500% due August 15, 2026 2046 Notes: 2.500% due May 15, 2046

Benchmark Treasury Yield:	2026 Notes: 1.722% 2046 Notes: 2.460%

Spread to Benchmark Treasury:	2026 Notes: +95 bps 2046 Notes: +150 bps

Yield to Maturity:	2026 Notes: 2.672% 2046 Notes: 3.960%

Optional Redemption:	2026 Notes: Make-whole call at T+15 bps prior to June 16, 2026; par call on or after June 16, 2026.

2046 Notes: Make-whole call at T+25 bps prior to March 16, 2046; par call on or after March 16, 2046.

Settlement Date (T+3):	September 16, 2016

CUSIP / ISIN:	2026 Notes: 02209S AU7 / US02209SAU78 2046 Notes: 02209S AV5 / US02209SAV51

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. Mizuho Securities USA Inc. Morgan Stanley & Co. LLC

Senior Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	Credit Suisse Securities (USA) LLC Loop Capital Markets LLC The Williams Capital Group, L.P.

Pro Forma Ratios of Earnings to Fixed Charges:(a)(b)

For the six months ended June 30, 2016: 13.0

For the year ended December 31, 2015: 11.6

(a) The ratios of earnings to fixed charges for the six months ended June 30, 2016 and the year ended December 31, 2015 have been adjusted on a pro forma basis to give effect to the net change in interest resulting from the offer and sale of $1.4 billion aggregate principal amount of 2046 Notes and assumes the use of the net proceeds to repurchase $1.4 billion of all outstanding amounts of the issuer’s 9.95% Notes due 2038 and 10.20% Notes due 2039 validly tendered and accepted, as if such events occurred on January 1, 2015.

(b) The issuer includes interest relating to uncertain tax positions in its provision for income taxes. Therefore, such amounts are not included in fixed charges in the computation.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman, Sachs & Co. toll-free at 1-866-471-2526, Mizuho Securities USA Inc. toll-free at 1-866-271-7403 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.